UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2017 (December 14, 2017)

SIRIUS XM HOLDINGS INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34295	38-3916511
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1290 Avenue of the Americas, 11th Fl., New York, NY	10104
(Address of Principal Executive Offices)	(Zip Code)
 Registrant’s telephone number, including area code: (212) 584-5100
Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange. ☐

Item 8.01	Other Events

On December 14, 2017, the Copyright Royalty Board, or CRB, of the Library of Congress issued its determination regarding the royalty rate payable by us under the statutory license covering the performance of sound recordings over our satellite radio service, and the making of ephemeral (server) copies in support of such performances, for the five-year period starting January 1, 2018 and ending on December 31, 2022. Under the terms of the CRB’s decision, we are required to pay a royalty of 15.5% of gross revenues, subject to exclusions and adjustments, for the five year period. The rate for 2017 was 11.0%.

The rates and terms permit us to reduce the payment due each month by the percentage of our transmissions of recordings that are directly licensed from copyright owners and the percentage of transmissions that comprise recordings fixed before February 15, 1972, which recordings are not subject to the Copyright Act.

The revenue subject to royalty includes subscription revenue from our U.S. satellite digital audio radio subscribers, and advertising revenue from channels other than those channels that make only incidental performances of sound recordings. Exclusions from revenue subject to the statutory license fee include, among other things:

•monies or other consideration attributable to the sale and/or license of equipment and/or other technology, including but not limited to bandwidth, sales of devices that receive our satellite radio services and any shipping and handling fees therefor;

•royalties paid to us for intellectual property rights;

•sales and use taxes;

•credit card, invoice, activation, swap and early termination fees charged to subscribers and reasonably related to the expenses to which they pertain;

•bad debt expense; and

•revenues attributable to our current and future data services offered for a separate charge (such as weather, traffic, destination information, messaging, sports scores, stock ticker information, extended program associated data, video and photographic images, and such other telematics and/or data services as may exist from time to time); channels, programming, products and/or other services offered for a separate charge where such channels use only incidental performances of sound recordings; channels, programming, products and/or other services provided outside of the United States; and channels, programming, products and/or other services for which the performance of the recordings is exempt from any license requirement or is separately licensed, including by a statutory license.

The parties have fifteen days from the December 14, 2017 determination to move for rehearing. Once the CRB has considered any rehearing motions and responses to such motions, and provided the Register of Copyrights with sixty days to review the determination for any legal error, the Librarian of Congress will publish the final determination in the Federal Register. The parties will have thirty days from that publication to appeal the decision to the U.S. Court of Appeals for the District of Columbia Circuit.

We are in the process of studying and evaluating the rates and terms announced by the Copyright Royalty Board.  We also expect to evaluate changes in our pricing, including the amount of our U.S. Music Royalty Fee. We anticipate that the decision will result in an increase in our aggregate royalty expense on an annual basis beginning in 2018.  We are not yet able to estimate the impact on our financial statements, although the additional royalty expense could be material.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SIRIUS XM HOLDINGS INC.

By:	/s/ Patrick L. Donnelly
Patrick L. Donnelly Executive Vice President, General Counsel and Secretary

Dated: December 15, 2017